Exhibit 5.1
[Letterhead of Blank Rome LLP]

May 14, 2015
General Cable Corporation
4 Tesseneer Drive
Highland Heights, Kentucky 41076
Ladies and Gentlemen:
We have acted as counsel to General Cable Corporation, a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (“Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration by the Company of 3,945,328 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (“Common Stock”), issuable pursuant to the General Cable Corporation Stock Incentive Plan (the “Plan”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.
Although as counsel to the Company we have advised the Company in connection with a variety of matters referred to us by it, our services are limited to specific matters so referred. Consequently, we do not have knowledge of many transactions in which the Company has engaged or its day-to-day operations.
In rendering this opinion, we have examined the following documents: (i) the Company’s Amended and Restated Certificate of Incorporation; (ii) the Company’s Amended and Restated By-Laws; (iii) resolutions adopted by the Board of Directors of the Company related to the Plan; (iv) the Registration Statement (including all exhibits thereto); (v) the Plan; and (vi) a certificate from an officer of the Company. We have not made any independent investigation in rendering this opinion other than the document examination described. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents and records examined and the genuineness of all signatures.
In rendering this opinion, we have assumed that (i) at the time of issuance of any Shares, there shall be a sufficient number of duly authorized and unissued shares of the Company’s Common Stock to accommodate the issuance of the Shares; and (ii) the per share consideration received by the Company in exchange for the issuance of any Shares shall not be less than the par value per share of the Company’s Common Stock.
This opinion is limited to the laws of the State of Delaware.
Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company in the manner and on the terms described in the Plan, will be validly issued, fully paid and non-assessable.
This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.
We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Blank Rome LLP
BLANK ROME LLP